Special Committee of International Shipholding Corporation
Provides Update Regarding Evaluation of Liberty Offer and Other Strategic Alternatives

MOBILE, Ala.  –   November 18, 2008  –  The Special Committee of the Board of Directors (“Special Committee”) of International Shipholding Corporation (NYSE: ISH) (the “Company”) today announced that, with the assistance of its financial and legal advisors, the Special Committee is continuing to evaluate the unsolicited offer to acquire the Company made by Liberty Shipping Group LLC (“Liberty”) on September 2, 2008.  The Special Committee would like to negotiate the terms of a confidentiality agreement with Liberty, which the Special Committee believes must contain customary standstill provisions, in order to permit Liberty to have access to non-public information regarding the Company.  However, to date, Liberty has indicated it will not sign a confidentiality agreement that includes such provisions.  The Special Committee is also continuing to explore other strategic alternatives that may be in the best interests of all shareholders of the Company.

Based upon the advice of counsel, the Special Committee believes that the lawsuit filed by Liberty on November 7, 2008 in Delaware against the Company and the individual members of the Board of Directors of the Company is without merit, and counsel will respond to such case in due course as required under Delaware law.

About International Shipholding

International Shipholding Corporation, through its subsidiaries, operates a diversified fleet of U. S. and foreign flag vessels that provide international and domestic maritime transportation services to commercial and governmental customers primarily under medium to long-term charters and contracts. www.intship.com

Caution concerning forward-looking statements

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws.  These forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks.  Please refer to ISH’s Annual Report on form 10-K for the year ended December 31, 2007 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 as well as its future filings and reports filed with or furnished to the Securities and Exchange Commission for a description of the business environment in which ISH operates and the important factors, risks and uncertainties that may affect its business and financial results.  If any assumptions or opinions prove materially incorrect, any forward-looking statements made on that basis may also prove to be materially incorrect.  ISH is not under any obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact

Please direct any questions concerning this release to the investment advisors appointed by the Special Committee whose contact information appears below

Douglas J. McClintock                                                                             Stephanie G. Nygard
Partner                                                                                 Partner
Thacher Proffitt & Wood llp                                                                   Thacher Proffitt & Wood llp
212-912-7436                                                                          212-912-7833
dmcclintock@tpw.com                                                                             snygard@tpw.com